Exhibit 99.1

Document Security Systems Reports First Quarter of 2015 Financial Results

ROCHESTER, NY—May 15, 2015 — Document Security Systems, Inc. (NYSE MKT: DSS), (DSS), a leader in anti-counterfeiting and authentication solutions, reported results for the first quarter ended March 31, 2015.

Q1 2015 Financial Highlights

Revenue for the first quarter of 2015 decreased 5% to $3.4 million from $3.6 million in the same year-ago quarter. During the quarter, printed products revenue decreased 5% while technology sales, services and licensing decreased 12%. Sales of documents printed with security features, such as coupons and vital records, increased 94% from first quarter of 2014. Sales of ID cards with technology (including RFID, smart cards, and prox cards) increased 80% from the first quarter of 2014

Costs and expenses totaled $5.0 million, a decrease of 24% from $6.6 million from the first quarter of 2014. The decrease reflected cost decreases in nearly every expense category except for professional fees, which increased 33% due to increased activity in some of its IP litigation matters. Otherwise, the Company saw decreases in costs due to the benefits of the a reduction costs in its printing and packaging operations due to the combination of two facilities the Company finalized in the first quarter of 2015, along with the benefits of reductions in compensation and other general administrative costs. Direct costs of goods sold, excluding depreciation and amortization, decreased to 57.9% of sales from 60.6% of sales in the first quarter of 2014. In addition, depreciation and amortization costs decreased approximately $934,000 or 71% due to a significant reduction in the carry-value of the Company’s IP assets in 2015 as compared to 2014.

Net loss totaled $1.6 million or $(0.04) per basic and diluted share, as compared to net loss of $3.1 million or ($0.07) per basic and diluted share in the first quarter of 2014. The 46% decrease in net loss was the result of the improvement in results due to the reductions in costs of nearly every expense category that more than offset the decrease in revenue incurred during quarter.

Adjusted EBITDA loss, a non-GAAP metric defined as earnings before interest, taxes, depreciation, amortization, and stock-based compensation, and other non-recurring items, totaled $869,000 compared to an adjusted EBITDA loss of $1,082,000 in the first quarter of 2014 (see further discussion about the use of adjusted EBITDA, below). The improvement reflected the benefit of cost control initiatives made by the Company that significantly reduced corporate costs and improved results for the Company’s Printed Products group. These improvements were offset by increased losses at the Company’s DSS Technology Management group, which was negatively affected by a significant increase in professional fees during the 2015 quarter.

As of March 31, 2015, the Company had cash and restricted cash of approximately $1.9 million.

Management Commentary

With respect to the Company’s most recent fiscal quarter, CEO Jeff Ronaldi stated “We continue to aggressively press forward with our remaining patent litigation matters, which involve several very large corporate defendants. We continue to believe that the intellectual property underlying these patent infringement cases is strong, despite recent set-backs we have experienced with certain cases. In addition, we were able to achieve strong growth in sales for many of our higher margin printed products such as secure coupons and ID cards with technology that has driven strong performance in our core production business. In addition, we continue to pursue opportunities for AuthentiGuard™ and are deep in the sales cycle with prospective customers of AuthentiGuard™ that we believe will come to fruition during this year.”

About Document Security Systems

Document Security Systems, Inc.’s (NYSE MKT: DSS) products and solutions are used by governments, corporations and financial institutions to defeat fraud and to protect brands and digital information from the expanding world-wide counterfeiting problem. DSS technologies help ensure the authenticity of both digital and physical financial instruments, identification documents, sensitive publications, brand packaging and websites. DSS continually invests in research and development to meet the ever-changing security needs of its clients and offers licensing of its patented technologies through its subsidiary, DSS Technology Management, Inc.

For more information on the AuthentiGuard Suite, please visit www.authentiguard.com. For more information on DSS and its subsidiaries, please visit www.DSSsecure.com. To follow DSS on Facebook, click here.

For More Information

Investor Relations

Document Security Systems

(585) 325-3610

Email: ir@documentsecurity.com

Forward-Looking Statements

Forward-looking statements that may be contained in this press release, including, without limitation, statements related to the Company’s plans, strategies, objectives, expectations, potential value, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act and contain words such as “believes,” “anticipates,” “expects,” “plans,” “intends” and similar words and phrases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in any forward-looking statement. In addition to the factors specifically noted in the forward-looking statements, other important factors, risks and uncertainties that could result in those differences include, but are not limited to, those disclosed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and updated in our Form 10-Q filed today with the Securities and Exchange Commission. Forward-looking statements that may be contained in this press release are being made as of the date of its release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

FINANCIAL TABLES FOLLOW

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	% change
Revenue
Printed products	$3,020,000	$3,164,000	-5%
Technology sales, services and licensing	410,000	464,000	-12%
Total revenue	$3,430,000	$3,628,000	-5%

Costs and expenses
Cost of goods sold, exclusive of depreciation and amortization	$1,986,000	$2,198,000	-10%
Sales, general and administrative compensation	1,006,000	1,290,000	-22%
Depreciation and amortization	380,000	1,313,000	-71%
Professional fees	719,000	540,000	33%
Stock based compensation	325,000	547,000	-41%
Sales and marketing	103,000	171,000	-40%
Rent and utilities	159,000	184,000	-14%
Other operating expenses	180,000	229,000	-21%
Research and development	116,000	114,000	2%
Total costs and expenses	$4,974,000	$6,586,000	-24%

Operating loss	(1,544,000)	(2,958,000)	-48%

Other expenses
Interest expense	$(78,000)	$(75,000)	4%
Amortizaton of note discount and loss on debt modification and extinguishment	(19,000)	(17,000)	12%

Other expense	$(97,000)	$(92,000)	5%

Loss before income taxes	(1,641,000)	(3,050,000)	-46%

Income tax expense	5,000	5,000	0%

Net loss	(1,647,000)	(3,055,000)	-46%

Loss per share:
Basic and diluted	$(0.04)	$(0.07)	-43%

Shares used in computing loss per share:
Basic and diluted	46,239,404	41,923,987	10%

	$1,444,000	$1,430,000	1%

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of

	March 31, 2015	December 31, 2014
ASSETS		(unaudited)

Current assets:
Cash	$1,591,859	$2,343,675
Restricted cash	337,307	355,793
Accounts receivable, net	1,445,734	2,097,671
Inventory	1,071,802	869,262
Prepaid expenses and other current assets	509,291	425,671
Deferred tax asset, net	2,499	2,499
Total current assets	4,958,492	6,094,571

Property, plant and equipment, net	4,906,012	5,016,539
Investments and other assets, net	631,624	686,912
Goodwill	12,046,197	12,046,197
Other intangible assets, net	3,667,124	3,908,399
Total assets	$26,209,449	$27,752,618

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,348,103	$1,037,359
Accrued expenses and other current liabilities	1,625,424	1,997,241
Current portion of long-term debt, net	709,031	754,745
Total current liabilities	3,682,558	3,789,345

Long-term debt, net	7,280,460	7,439,036
Other long-term liabilities	535,932	520,180
Deferred tax liability, net	152,995	148,258

Commitments and contingencies

Stockholders' equity
Common stock, $.02 par value; 200,000,000 shares authorized, 46,302,404 shares issued and outstanding
(46,172,404 on December 31, 2014)	926,048	923,448
Additional paid-in capital	101,374,209	101,012,659
Accumulated other comprehensive loss	(76,932)	(61,180)
Accumulated deficit	(87,665,821)	(86,019,128)
Total stockholders' equity	14,557,504	15,855,799
Total liabilities and stockholders' equity	$26,209,449	$27,752,618

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31,
(unaudited)

	2015	2014

Cash flows from operating activities:
Net loss	$(1,646,693)	$(3,055,154)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	379,593	1,313,371
Stock based compensation	324,599	547,142
Paid in-kind interest	20,000	-
Amortization of note discount	-	17,367
Net loss on debt modification and extinguishment	19,096
Change in deferred tax provision	4,737	4,737
Foreign currency translation (gain) loss	(29,400)	16,420
Decrease (increase) in assets:
Accounts receivable	651,937	997,619
Inventory	(202,540)	(386,366)
Prepaid expenses and other assets	(28,332)	(183,462)
Restricted cash	18,486	-
Increase (decrease) in liabilities:
Accounts payable	310,744	(86,460)
Accrued expenses and other liabilities	(351,167)	326,700
Net cash used by operating activities	(528,941)	(488,086)

Cash flows from investing activities:
Purchase of property, plant and equipment	(27,791)	(134,373)
Purchase of investments	-	(750,000)
Purchase of intangible assets	-	(39,126)
Net cash used by investing activities	(27,791)	(923,499)

Cash flows from financing activities:
Net payments on revolving lines of credit	-	(158,087)
Payments of long-term debt	(195,084)	(156,485)
Borrowings of long-term debt	-	2,691,000
Net cash (used) provided by financing activities	(195,084)	2,376,428

Net (decrease) increase in cash	(751,816)	964,843
Cash beginning of period	2,343,675	1,977,031
Cash end of period	$1,591,859	$2,941,874

About the Presentation of Adjusted EBITDA

The Company uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by the Company by adding back to net income (loss) interest, income taxes, depreciation and amortization expense as further adjusted to add back stock-based compensation expense and non-recurring items, such as costs related to the Company’s merger with Lexington Technology Group. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing its financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and its ability to generate cash flows from operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management. The Company considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes and non-recurring items such as costs related to the Company’s merger with Lexington Technology Group, all of which impact the Company's profitability and operating cash flows, as well as depreciation, amortization and stock-based compensation. The Company believes that these limitations are compensated by clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income and loss presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. The following is a reconciliation of net loss to Adjusted EBITDA loss:

	Three Months Ended March 31,
	2015	2014	% change
	(unaudited)	(unaudited)

Net Loss:	$(1,647,000)	$(3,055,000)	-46%
Add backs:
Depreciation & Amortization	380,000	1,313,000	-71%
Stock based compensation	325,000	547,000	-41%
Interest expense	78,000	75,000	4%
Amortization of note discount and loss on debt extinguishment	19,000	17,000	12%
Income Taxes	5,000	5,000	0%
Foreign currency translation (gain) loss	(29,000)	16,000	-281%

Adjusted EBITDA	(869,000)	(1,082,000)	20%

Adjusted EBITDA, by group (unaudited)

Printed Products	$349,000	$283,000	23%
Technology Management	(786,000)	(468,000)	68%
Corporate	(432,000)	(897,000)	-52%
	(869,000)	(1,082,000)	20%